Exhibit 99.1

Goldman Sachs BDC, Inc. Reports June 30, 2023 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – August 3, 2023

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD”, the “Company”, “we”, “us”, or “our”) (NYSE: GSBD) today reported financial results for the second quarter ended June 30, 2023 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income per share for the quarter ended June 30, 2023 was $0.59. Excluding purchase discount amortization per share of $0.01 from the Merger (as defined below), adjusted net investment income per share was $0.58, equating to an annualized net investment income yield on book value of 15.9%.[1] Earnings per share for the quarter ended June 30, 2023 was $0.60

•	Net asset value (“NAV”) per share for the quarter ended June 30, 2023 increased 1.04% to $14.59 from $14.44 as of March 31, 2023

•

As of June 30, 2023, the Company’s total investments at fair value and commitments were $3,916.1 million, comprised of investments in 135 portfolio companies across 36 industries. The investment portfolio was comprised of 97.5% senior secured debt, including 92.6% in first lien investments[2]

•

During the quarter, the Company made new investment commitments of $86.0 million, funded new investment commitments of $11.2 million, and had fundings of previously unfunded commitments of $30.5 million. Sales and repayments activity totaled $(24.9) million, resulting in a net funded portfolio change of $16.8 million

•

During the quarter, two portfolio companies were placed on non-accrual status. As of June 30, 2023, investments on non-accrual status amounted to 0.8% and 1.8% of the total investment portfolio at fair value and amortized cost, respectively

•	The Company’s ending net debt to equity ratio remained the same at 1.20x as of June 30, 2023 and March 31, 2023

•	As of June 30, 2023, 43.8% of the Company’s approximately $1,962.1 million of total principal amount of debt outstanding was in unsecured debt and 56.2% in secured debt

•	The Company’s Board of Directors declared a regular third quarter dividend of $0.45 per share payable to shareholders of record as of September 30, 2023[3]

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of June 30, 2023	As of March 31, 2023
Investment portfolio, at fair value[2]	$3,550.0	$3,514.9
Total debt outstanding[4]	$1,962.1	$1,943.3
Net assets	$1,596.9	$1,580.4
Net asset value per share	$14.59	$14.44
Ending net debt to equity	1.20x	1.20x

(in $ millions, except per share data)	Three Months Ended June 30, 2023	Three Months Ended March 31, 2023
Total investment income	$112.1	$107.4

Net investment income after taxes	$64.5	$48.0
Less: Purchase discount amortization	1.4	0.9
Adjusted net investment income after taxes[1]	$63.1	$47.1

Net realized and unrealized gains (losses)	$1.4	$(19.5)
Add: Realized/Unrealized depreciation from the purchase discount	1.4	0.9
Adjusted net realized and unrealized gains (losses)[1]	$2.8	$(18.6)

Net investment income per share (basic and diluted)	$0.59	$0.46
Less: Purchase discount amortization per share	0.01	0.01
Adjusted net investment income per share[1]	$0.58	$0.45

Weighted average shares outstanding	109.5	104.6
Regular distribution per share	$0.45	$0.45

Total investment income for the three months ended June 30, 2023 and March 31, 2023 was $112.1 million and $107.4 million, respectively. The increase in investment income was primarily driven by the increase in base interest rates.

Net expenses before taxes for the three months ended June 30, 2023 and March 31, 2023 were $46.7 million and $58.6 million, respectively. Net expenses decreased by $11.9 million primarily as a result of a decrease in incentive fee.

INVESTMENT ACTIVITY2

Summary of Investment Activity for the three months ended June 30, 2023 was as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$86.0	100.0%	$24.2	97.3%
1st Lien/Last-Out Unitranche	—	—	0.1	0.4
2nd Lien/Senior Secured Debt	—	—	—	—
Unsecured Debt	—	—	—	—
Common Stock	—	—	0.6	2.3

Total	$86.0	100.0%	$24.9	100.0%

During the three months ended June 30, 2023, new investment commitments were across four new portfolio companies and five existing portfolio companies. Sales and repayments were primarily driven by the full repayment of investments in two portfolio companies.3

PORTFOLIO SUMMARY2

As of June 30, 2023, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$3,169.4	89.3%
1st Lien/Last-Out Unitranche	117.2	3.3
2nd Lien/Senior Secured Debt	172.3	4.9
Unsecured Debt	8.8	0.2
Preferred Stock	43.5	1.2
Common Stock	38.3	1.1
Warrants	0.5	—

Total	$3,550.0	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	June 30, 2023	March 31, 2023
Number of portfolio companies	135	133
Percentage of performing debt bearing a floating rate[5]	100.0%	99.7%
Percentage of performing debt bearing a fixed rate[5]	0.0%[10]	0.3%
Weighted average yield on debt and income producing investments, at amortized cost[6]	12.6%	12.2%
Weighted average yield on debt and income producing investments, at fair value[6]	13.8%	13.2%
Weighted average leverage (net debt/EBITDA)[7]	5.9x	6.0x
Weighted average interest coverage[7]	1.6x	1.6x
Median EBITDA[7]	$51.0 million	$52.6 million

As of June 30, 2023, investments on non-accrual status represented 0.8% and 1.8% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2023, the Company had $1,962.1 million of total principal amount of debt outstanding, comprised of $1,102.1 million of outstanding borrowings under its senior secured revolving credit facility (“Revolving Credit Facility”), $360.0 million of unsecured notes due 2025, and $500.0 million of unsecured notes due 2026. The combined weighted average interest rate on debt outstanding was 5.20% for the quarter ended June 30, 2023. As of June 30, 2023, the Company had $594.8 million of availability under its Revolving Credit Facility and $42.4 million in cash.4,8

The Company’s ending net debt to equity leverage ratio remained the same at 1.20x as of June 30, 2023 and March 31, 2023.9

CONFERENCE CALL

The Company will host an earnings conference call on Friday, August 4, 2023 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (800) 289-0459; international callers should dial +1 (929) 477-0443; conference ID 427709. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. An archived replay will be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at

gsbdc-investor-relations@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”). The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues. The consideration paid to MMLC’s stockholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired will amortize over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized appreciation on such loan acquired through its ultimate disposition. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income per share; ii) Adjusted net investment income after taxes; and iii) Adjusted net realized and unrealized gains (losses). We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to assess our financial condition and results of operations. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)

The discussion of the investment portfolio excludes the investment, if any, in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of June 30, 2023, the Company did not have an investment in the money market fund.

3)	The $0.45 per share dividend is payable on October 27, 2023 to stockholders of record as of September 30, 2023.

4)	Total debt outstanding excludes netting of debt issuance costs of $7.1 million and $7.9 million, respectively, as of June 30, 2023 and March 31, 2023.

5)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, placed on non-accrual.

6)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

7)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount of EBITDA to the portfolio company’s contractual interest expense (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of June 30, 2023 and March 31, 2023, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 42.3% and 42.0%, respectively, of total debt investments at fair value.

8)

The Company’s revolving credit facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of June 30, 2023. As a result, the revolving credit facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

9)	The ending net debt to equity leverage ratio is calculated by using the total borrowings net of cash and cash equivalents divided by equity as of June 30, 2023 and excludes unfunded commitments.

10)	Amount rounds to less than 0.1%.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	June 30, 2023 (Unaudited)	December 31, 2022
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $3,616,571 and $3,598,963)	$3,507,224	$3,465,225
Non-controlled affiliated investments (cost of $71,299 and $69,712)	42,755	40,991
Controlled affiliated investments (cost of $22,366 and $22,366)	—	—

Total investments, at fair value (cost of $3,710,236 and $3,691,041)	$3,549,979	$3,506,216
Cash	42,414	39,602
Interest and dividends receivable	32,081	31,779
Deferred financing costs	11,317	12,772
Other assets	1,643	942

Total assets	$3,637,434	$3,591,311

Liabilities
Debt (net of debt issuance costs of $7,107 and $8,741)	$1,955,014	$2,012,660
Interest and other debt expenses payable	12,730	13,309
Management fees payable	8,970	9,063
Incentive fees payable	7,837	—
Distribution payable	49,259	46,283
Unrealized depreciation on foreign currency forward contracts	613	484
Accrued offering costs	328	—
Accrued expenses and other liabilities	5,833	7,118

Total liabilities	$2,040,584	$2,088,917

Commitments and contingencies (Note 8)
Net assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 109,463,144 and 102,850,589 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively)	109	103
Paid-in capital in excess of par	1,809,154	1,709,914
Distributable earnings (loss)	(210,992)	(206,202)
Allocated income tax expense	(1,421)	(1,421)

Total net assets	$1,596,850	$1,502,394

Total liabilities and net assets	$3,637,434	$3,591,311

Net asset value per share	$14.59	$14.61

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$101,952	$71,680	$200,082	$143,279
Payment-in-kind income	8,735	4,366	16,452	9,112
Other income	664	949	1,546	2,166
From non-controlled affiliated investments:
Dividend income	138	56	245	125
Interest income	532	190	1,039	349
Payment-in-kind income	51	212	100	452
Other income	11	—	23	—
From controlled affiliated investments:
Payment-in-kind income	—	—	—	259
Interest income	—	—	—	16

Total investment income	$112,083	$77,453	$219,487	$155,758

Expenses:
Interest and other debt expenses	$27,775	$16,177	$55,039	$31,844
Incentive fees	7,837	3,833	30,139	12,023
Management fees	8,970	8,959	17,891	17,776
Professional fees	888	867	1,766	1,745
Directors’ fees	208	204	415	407
Other general and administrative expenses	1,026	1,148	2,083	2,260

Total expenses	$46,704	$31,188	$107,333	$66,055

Fee waivers	$—	$(4,179)	$(1,986)	$(11,724)

Net expenses	$46,704	$27,009	$105,347	$54,331

Net investment income before taxes	$65,379	$50,444	$114,140	$101,427

Income tax expense, including excise tax	$877	$832	$1,652	$1,665

Net investment income after taxes	$64,502	$49,612	$112,488	$99,762

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(2,953)	$(4,431)	$(39,214)	$(5,054)
Controlled affiliated investments	—	—	—	(2,035)
Foreign currency forward contracts	—	51	—	81
Foreign currency and other transactions	(5)	(69)	195	(848)
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	5,881	(27,585)	24,391	(38,959)
Non-controlled affiliated investments	472	(559)	177	1,944
Controlled affiliated investments	—	(1,777)	—	(1,061)
Foreign currency forward contracts	(88)	22	(129)	46
Foreign currency translations and other transactions	(1,975)	3,299	(3,625)	5,077

Net realized and unrealized gains (losses)	$1,332	$(31,049)	$(18,205)	$(40,809)

(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	$(170)	$114	$(556)	$(118)

Net increase (decrease) in net assets from operations	$65,664	$18,677	$93,727	$58,835

Weighted average shares outstanding	109,463,144	101,970,098	107,040,899	101,918,422
Net investment income per share (basic and diluted)	$0.59	$0.49	$1.05	$0.98
Earnings (loss) per share (basic and diluted)	$0.60	$0.18	$0.88	$0.58

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Austin Neri, 212-902-1000

Media Contact: Avery Reed, 212-902-5400

Source: Goldman Sachs BDC, Inc.